Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS THIRD QUARTER RESULTS.
Net Earnings Per Share Were $1.40, Including
Gain from the Sale of Godiva.
Excluding Items Impacting Comparability,
Adjusted Net Earnings Per Share Were $0.43.
Sales Increased 7 Percent.
     CAMDEN, N.J., May 19, 2008—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended April 27, 2008 of $532 million, or $1.40 per share, compared to $217 million, or $0.55 per share, in the year-ago period. The current quarter’s reported net earnings included a gain from the sale of the Godiva business, partially offset by charges associated with previously announced restructuring initiatives. Excluding all items impacting comparability in both periods, adjusted net earnings were $165 million compared to $179 million in the prior year’s quarter and adjusted net earnings per share were $0.43 in the current quarter compared to $0.45 in the year-ago period.
     A detailed reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported information is attached to this release.
     On March 18, 2008, Campbell completed the sale of the Godiva business, the results of which are reported as discontinued operations for all periods. Additionally, in the third quarter, Campbell recorded restructuring charges related to previously announced initiatives to improve operational efficiency and enhance long-term profitability, including the sale of certain salty snack foods brands and assets in Australia, the closure of production facilities in Australia and Canada, and the streamlining of its management structure.
     The current and prior quarter’s net earnings included items that impacted comparability. These items are summarized below:

	Third Quarter
	2008			2007
(millions, except per share amounts)	Earnings	EPS		Earnings	EPS
Net earnings, as reported	$532	$1.40		$217	$0.55

Continuing Operations

Earnings from continuing operations, as reported	$54	$0.14		$210	$0.53

Adjustment for restructuring charges	100	0.26		—	—

Adjustment for the reversal of legal reserves due to favorable results in litigation	—	—		(13)	(0.03)

Benefit from the settlement of bilateral advanced pricing agreements (APA) among the company, the U.S., and Canada related to royalties	—	—		(25)	(0.06)

Adjusted Earnings from continuing operations	$154	$0.40		$172	$0.44

Discontinued Operations

Earnings from discontinued operations, as reported	$478	$1.25		$7	$0.02

Adjustment for gain on sale of Godiva Chocolatier	(467)	(1.23)		—	—

Adjusted Earnings from discontinued operations	$11	$0.03	*	$7	$0.02

Adjusted Net earnings	$165	$0.43		$179	$0.45 *

*	Does not add due to rounding.
     In the third quarter, earnings from continuing operations were $54 million compared to $210 million in the prior year. Earnings per share from continuing operations for the current quarter were $0.14 compared to earnings per share of $0.53 in the year-ago period. Excluding items impacting comparability in both years, adjusted earnings from continuing operations in the third quarter were $154 million compared to $172 million in the year-ago period. Adjusted earnings per share from continuing operations were $0.40 compared to $0.44 in the prior-year period.

     Earnings from discontinued operations for the quarter were $478 million compared to $7 million in the prior-year period. The current quarter included a $707 million pre-tax gain, $467 million after tax, or $1.23 per share, related to the sale of the Godiva business. Excluding the gain on the sale, adjusted earnings from discontinued operations were $11 million, or $0.03 per share, compared to $7 million, or $0.02 per share, a year ago.
     For the third quarter, sales increased 7 percent to $1.880 billion. Sales growth for the quarter reflects the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 4 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We delivered solid sales growth in the quarter across many of our businesses, including beverages, baking and snacking, and international. However, in U.S. soup, as anticipated, we had a difficult third quarter as we were lapping a very strong quarter a year ago and we took significant pricing actions to address the dramatic increases in cost inflation. While third quarter adjusted net earnings were below last year, we anticipate a strong finish to our fiscal year. Looking ahead to next year, we have plans in place both in terms of new products, especially lower sodium varieties, and marketing programs that we believe will enable us to continue to grow our U.S. soup business.”
     Conant continued, “Looking at our broader portfolio, we continued to have strong results in several key businesses. In healthy beverages, our U.S. beverage business again delivered double-digit sales growth. In baked snacks, both Pepperidge Farm and Arnott’s also had very solid sales gains. Our international businesses delivered improved sales performance and we continue to be encouraged by the early results in our emerging markets of Russia and China. Finally, with the sale of Godiva and our recent actions to improve operational efficiency and exit underperforming businesses in Australia, we have further sharpened our focus on simple meals, baked snacks, and healthy beverages. We believe this increased focus positions us well for long-term, profitable growth.”

     Consistent with its previous guidance, Campbell expects adjusted net earnings per share growth between 5 and 7 percent from the fiscal 2007 adjusted base of $1.95.
     The current and prior period’s net earnings included items that impacted comparability. These items are summarized below:

	Nine Months
	2008		2007
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Net earnings, as reported	$1,076	$2.79	$793	$1.99

Continuing Operations

Earnings from continuing operations, as reported	$582	$1.51	$734	$1.84

Adjustment for restructuring charges	100	0.26	—	—

Benefit from resolution of a state tax contingency	(13)	(0.03)	—	—

Adjustment for gain on sale of idle manufacturing facility	—	—	(14)	(0.04)

Adjustment for the reversal of legal reserves due to favorable results in litigation	—	—	(13)	(0.03)

Benefit from the settlement of bilateral advanced pricing agreements (APA) among the company, the U.S., and Canada related to royalties	—	—	(25)	(0.06)

Adjusted Earnings from continuing operations	$669	$1.74	$682	$1.71

Discontinued Operations

Earnings from discontinued operations, as reported	$494	$1.28	$59	$0.15

Adjustment for gain on sale of Godiva Chocolatier	(462)	(1.20)	—	—

Adjustment for gain on sale of UK/Ireland businesses	—	—	(23)	(0.06)

Adjusted Earnings from discontinued operations	$32	$0.08	$36	$0.09

Adjusted Net earnings	$701	$1.82	$718	$1.80

     Net earnings for the nine months of fiscal 2008 were $1.076 billion, or $2.79 per share, compared to $793 million, or $1.99 per share, in the year-ago period.
     Excluding items impacting comparability, adjusted net earnings were $701 million compared to $718 million in the year-ago period. Adjusted net earnings per share were $1.82 in the current period compared to $1.80 in the prior period, an increase of 1 percent.

     For the nine months of fiscal 2008, earnings from continuing operations were $582 million versus $734 million a year earlier. Earnings per share from continuing operations were $1.51 compared to $1.84 a year ago.
     Excluding the above-referenced items in both years, adjusted earnings from continuing operations for the nine months were $669 million compared to $682 million a year ago and adjusted earnings per share from continuing operations were $1.74 compared to $1.71 a year ago, an increase of 2 percent.
     Earnings from discontinued operations for the nine months were $494 million versus $59 million a year ago. Excluding items impacting comparability in both years, adjusted earnings from discontinued operations for the nine months were $32 million, or $0.08 per share, compared to $36 million, or $0.09 per share, a year ago.
     For the nine months of fiscal 2008, net sales were $6.283 billion, an increase of 7 percent. Sales growth for the nine months reflects the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
Third Quarter Financial Details from Continuing Operations
▪	Gross margin decreased to 38.6 percent from 39.9 percent in the prior year. The decline was primarily due to escalating cost inflation, which was only partially offset by higher selling prices and productivity gains.

▪	Marketing and selling expense increased $7 million to $284 million, primarily due to currency.

▪	Administrative expense increased $30 million to $158 million. The prior year included a non-cash benefit of $20 million from the reversal of legal reserves. The remaining change is due to currency and higher compensation costs.

▪	Restructuring expense of $172 million included $120 million related to the impairment charges to adjust the net assets of certain

Australian salty snack brands to be sold to net realizable value, $38 million for plant closures, and $14 million related to streamlining the company’s management structure.

▪	Campbell recorded a tax rate benefit of 20.0 percent compared to a tax rate expense of 13.2 percent a year ago. The current quarter included a $72 million tax benefit related to the $172 million restructuring charge. Excluding the rate impact related to restructuring, the tax rate would have been 29.0 percent. The prior year tax rate included the tax benefit from the APA settlement and a rate impact from the reversal of legal reserves. Excluding these rate impacts, the prior year tax rate would have been 21.1 percent, which benefited from the reversal of tax reserves related to the favorable resolution of the company’s 2002 to 2004 U.S. federal income tax audits.

▪	At the end of the quarter, total debt was $2.116 billion compared to $2.616 billion a year ago. Net debt, or total debt minus cash and cash equivalents, was $2.066 billion compared to $2.342 billion a year ago, a decrease of $276 million.
Nine Months Financial Details from Continuing Operations
▪	Gross margin decreased to 39.9 percent from 41.0 percent. The decline was primarily due to cost inflation and higher promotional spending, which were only partially offset by productivity gains and higher selling prices.

▪	Marketing and selling expense increased $54 million to $899 million, primarily due to currency and higher advertising expense.

▪	Administrative expense increased $39 million to $440 million. The prior year included a non-cash benefit of $20 million from the reversal of legal reserves. The remaining change is due to currency and higher compensation costs.

▪	Restructuring expense of $172 million included $120 million related to the impairment charges to adjust the net assets of certain Australian salty snack brands to be sold to net realizable value, $38 million for plant closures, and $14 million related to streamlining the company’s management structure.

▪	Other Expense was $4 million compared to Other Income of $18 million a year ago. The prior year included a $23 million gain on the sale of the idle Pepperidge Farm facility.

▪	Cash flow from operations for the nine months of fiscal 2008 was $574 million compared to $623 million in the prior period. The current year included a payment of approximately $230 million related to income taxes associated with the sale of the Godiva business. The prior year included payments of $186 million to settle foreign currency hedges.

▪	During the nine months, Campbell repurchased 12.7 million shares for $435 million under three programs: the three-year $600 million share repurchase plan announced in November 2005; the program announced in March 2008 to use approximately $600 million of the net proceeds of the sale of Godiva to repurchase shares; and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Summary of Fiscal 2008 Third Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $811 million compared to $810 million a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent
     Total soup sales for the quarter decreased 3 percent compared to a 10 percent increase in the year-ago quarter, driven by the following:

▪	Sales of “Campbell’s” condensed soups were flat. Sales growth in eating varieties was offset by a decline in cooking varieties. The company achieved sales gains in “Campbell’s Healthy Request” and lower sodium condensed soups.

▪	Sales of ready-to-serve soups decreased 9 percent. Sales of both “Campbell’s Select” and “Campbell’s Chunky” cans declined. Sales of convenience products, which include soups in microwavable bowls and cups, were down slightly as sales gains in cups were more than offset by a decline in bowls. Across the ready-to-serve portfolio, sales were adversely impacted by less effective promotional spending and lower levels of advertising.

▪	U.S. soup sales benefited from “Campbell’s” lower sodium soups, which continued to perform well.

▪	Sales of “Swanson” broth increased 5 percent due to growing consumer demand for aseptically-packaged broths and the introduction of additional sizes of aseptic varieties.
     Highlights of this segment’s other businesses include:
▪	Beverage sales increased double digits due to growth in “V8 V-Fusion” juice. The introduction of new flavor varieties helped drive “V8 V-Fusion” juice sales. Sales of “V8” vegetable juice declined slightly in the quarter compared to a very strong quarter a year ago.

▪	“Prego” pasta sauce sales were flat, and sales of “Pace” Mexican sauces decreased slightly.
     Operating earnings were $172 million compared with $181 million in the prior-year period. The decrease in operating earnings was primarily due to cost inflation, partially offset by higher net selling prices and productivity gains.

     For the nine months, U.S. Soup, Sauces and Beverages sales increased 4 percent to $3.001 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent
     For the nine months, soup sales increased 1 percent compared to a 6 percent increase a year ago.
▪	Sales of condensed soup declined 1 percent

▪	Sales of ready-to-serve soup were flat

▪	Broth sales increased 11 percent
     Operating earnings were $767 million compared to $777 million in the year-ago period. The decline in operating earnings was driven by cost inflation and higher promotional and advertising spending, which was only partially offset by higher sales and productivity improvements.
Baking and Snacking
     Sales for Baking and Snacking were $502 million, an increase of 14 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 6 percent

▪	The divestiture of the company’s Papua New Guinea operations subtracted 1 percent
     Further details of sales results include the following:
▪	Pepperidge Farm achieved double-digit sales growth with gains in all businesses: cookies and crackers, bakery, and frozen.
o	In the cookies and crackers business, sales gains were driven by the performance of “Goldfish” crackers and the launch in selected markets of Baked Naturals, a line of adult savory snack crackers.

o	The bakery business delivered double-digit sales gains behind continued consumer demand for whole-grain breads and growth in sandwich rolls.
▪	Arnott’s sales increased due to the favorable impact of currency and solid gains in the biscuit business, primarily related to savory snack products.
     Operating losses were $92 million compared with $45 million of operating earnings a year ago. The current quarter included $144 million of restructuring charges. The remaining increase in operating earnings was primarily driven by the favorable impact of currency and gains at Arnott’s. Pepperidge Farm earnings were flat due to higher commodity costs.
     For the nine months, sales increased 11 percent to $1.525 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 5 percent

▪	Currency added 5 percent

▪	The divestiture of the company’s Papua New Guinea operations subtracted 1 percent
     Operating earnings were $48 million compared to $189 million in the year-ago period. The current period included $144 million of restructuring charges. Operating earnings in the prior period included a $23 million gain from the sale of the Pepperidge Farm facility. Excluding the gain from the sale and restructuring charges, the remaining increase in operating earnings was primarily due to the favorable impact of currency and strong performance in Pepperidge Farm and Arnott’s biscuits, partially offset by a decline in the snack foods business.

International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $400 million, an increase of 17 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances subtracted 1 percent

▪	Reduced promotional spending added 1 percent

▪	Currency added 14 percent
     Further details of sales results include the following:
▪	Sales in Europe increased primarily due to the favorable impact of currency, partially offset by a decline in Germany, where the company exited the private label soup business.

▪	Sales in the Asia Pacific region increased due to the favorable impact of currency and double-digit growth in the Australian soup business.

▪	Canada sales increased due to the favorable impact of currency and growth in ready-to-serve soup and beverages.
     Operating earnings were $40 million compared to $43 million in the year-ago period. The current quarter included $6 million in restructuring charges. The remaining increase in operating earnings was driven by the favorable impact of currency and gains in Australia and Canada, partially offset by costs associated with the launch of new products in Russia and China.
     For the nine months, sales increased 14 percent to $1.248 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Currency added 11 percent
     Operating earnings increased to $152 million from $150 million in the year-ago period. The current period included $6 million of restructuring charges. The remaining increase in operating earnings was primarily due to the favorable impact of currency and gains in the Australian soup business, partially offset by costs associated with the launch of new products in Russia and China.
North America Foodservice
     Sales were $167 million, an increase of 6 percent. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent

▪	Reduced promotional spending added 3 percent

▪	Currency added 2 percent
     Excluding the favorable impact of currency, sales growth was driven by gains in canned and frozen soup, partially offset by a decline in refrigerated soup.
     Operating losses were $4 million compared to operating earnings of $13 million in the prior period. The current quarter included $22 million of restructuring charges. The remaining increase in operating earnings was primarily due to higher sales.
     For the nine months, sales increased 2 percent to $509 million. A breakdown of the change in sales follows:
▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 2 percent.
     Operating earnings decreased to $40 million from $61 million in the year-ago period. The current period included $22 million of restructuring charges.

Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on May 19, 2008 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-814-1913 and non-U.S. participants at 1-703-639-1357. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight May 26, 2008 at 1-888-266-2081 or 1-703-925-2533. The access code is 1236095.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.

     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
     This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 27,	April 29,
	2008	2007
Net sales	$1,880	$1,750

Costs and expenses
Cost of products sold	1,154	1,052
Marketing and selling expenses	284	277
Administrative expenses	158	128
Research and development expenses	30	26
Other income	—	(2)
Restructuring charges	172	—

Total costs and expenses	1,798	1,481

Earnings before interest and taxes	82	269
Interest, net	37	27

Earnings before taxes	45	242

Taxes on earnings	(9)	32

Earnings from continuing operations	54	210
Earnings from discontinued operations	478	7

Net earnings	$532	$217

Per share — basic
Earnings from continuing operations	$.14	$.55
Earnings from discontinued operations	1.28	.02

Net earnings	$1.43	$.57

Dividends	$.22	$.20

Weighted average shares outstanding — basic	373	384

Per share — assuming dilution
Earnings from continuing operations	$.14	$.53
Earnings from discontinued operations	1.25	.02

Net earnings	$1.40	$.55

Weighted average shares outstanding — assuming dilution	381	395

In fiscal 2008, the company recorded a pre-tax charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure.
In fiscal 2008, the company recognized an after-tax gain of $467 ($1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.
In fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 27,	April 29,
	2008	2007
Net sales	$6,283	$5,865

Costs and expenses
Cost of products sold	3,776	3,458
Marketing and selling expenses	899	845
Administrative expenses	440	401
Research and development expenses	82	76
Other expenses / (income)	4	(18)
Restructuring charges	172	—

Total costs and expenses	5,373	4,762

Earnings before interest and taxes	910	1,103
Interest, net	121	106

Earnings before taxes	789	997

Taxes on earnings	207	263

Earnings from continuing operations	582	734
Earnings from discontinued operations	494	59

Net earnings	$1,076	$793

Per share — basic
Earnings from continuing operations	$1.54	$1.90
Earnings from discontinued operations	1.31	.15

Net earnings	$2.85	$2.05

Dividends	$.66	$.60

Weighted average shares outstanding — basic	377	387

Per share — assuming dilution
Earnings from continuing operations	$1.51	$1.84
Earnings from discontinued operations	1.28	.15

Net earnings	$2.79	$1.99

Weighted average shares outstanding — assuming dilution	385	398

In the third quarter of fiscal 2008, the company recorded a pre-tax charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure.
In the third quarter of fiscal 2008, the company recognized an after-tax gain of $462 ($1.20 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In the second quarter of fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of state tax contingency.
In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $0.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In fiscal 2007, the company recognized an after-tax gain of $23 (or $.06 per share) in earnings from discontinued operations from the sale of its businesses in the United Kingdom and Ireland.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 27,	April 29,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$811	$810	0%
Baking and Snacking	502	441	14%
International Soup, Sauces and Beverages	400	341	17%
North America Foodservice	167	158	6%

Total sales	$1,880	$1,750	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$172	$181
Baking and Snacking	(92)	45
International Soup, Sauces and Beverages	40	43
North America Foodservice	(4)	13

Total operating earnings	116	282
Unallocated corporate expenses	(34)	(13)

Earnings before interest and taxes	82	269
Interest, net	(37)	(27)
Taxes on earnings	9	(32)

Earnings from continuing operations	54	210
Earnings from discontinued operations	478	7

Net earnings	$532	$217

Per share — assuming dilution
Earnings from continuing operations	$.14	$.53
Earnings from discontinued operations	1.25	.02

Net earnings	$1.40	$.55

In fiscal 2008, the company recorded a pre-tax charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. The restructuring charge was recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $6, and North America Foodservice — $22.
In fiscal 2008, the company recognized an after-tax gain of $467 ($1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
In connection with the sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with Coca-Cola North America and Coca-Cola Enterprises, sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 27,	April 29,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,001	$2,894	4%
Baking and Snacking	1,525	1,379	11%
International Soup, Sauces and Beverages	1,248	1,092	14%
North America Foodservice	509	500	2%

Total sales	$6,283	$5,865	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$767	$777
Baking and Snacking	48	189
International Soup, Sauces and Beverages	152	150
North America Foodservice	40	61

Total operating earnings	1,007	1,177
Unallocated corporate expenses	(97)	(74)

Earnings before interest and taxes	910	1,103
Interest, net	(121)	(106)
Taxes on earnings	(207)	(263)

Earnings from continuing operations	582	734
Earnings from discontinued operations	494	59

Net earnings	$1,076	$793

Per share — assuming dilution
Earnings from continuing operations	$1.51	$1.84
Earnings from discontinued operations	1.28	.15

Net earnings	$2.79	$1.99

In the third quarter of fiscal 2008, the company recorded a pre-tax charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. The restructuring charge was recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $6, and North America Foodservice — $22.
In the third quarter of fiscal 2008, the company recognized an after-tax gain of $462 ($1.20 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In the second quarter of fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of state tax contingency.
In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.

In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In fiscal 2007, the company recognized an after-tax gain of $23 (or $.06 per share) in earnings from discontinued operations from the sale of its businesses in the United Kingdom and Ireland.
In connection with the sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with Coca-Cola North America and Coca-Cola Enterprises, sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	April 27,	April 29,
	2008	2007
Current assets	$1,584	$1,694

Current assets held for sale	26	—

Plant assets, net	1,892	1,978

Intangible assets, net	2,624	2,466

Other assets	381	491

Total assets	$6,507	$6,629

Current liabilities	$1,638	$1,883

Current liabilities held for sale	25	—

Long-term debt	1,767	2,123

Other liabilities	1,178	1,006

Non-current liabilities held for sale	3	—

Shareowners’ equity	1,896	1,617

Total liabilities and shareowners’ equity	$6,507	$6,629

Total debt	$2,116	$2,616

Cash and cash equivalents	$50	$274

Net debt	$2,066	$2,342

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended April 27, 2008
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at April 27, 2008 and April 29, 2007, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	April 27, 2008	April 29, 2007
Current notes payable	$349	$493
Long-term debt	1,767	2,123

Total debt	$2,116	$2,616

Less: Cash and cash equivalents	(50)	(274)

Net debt	$2,066	$2,342

Items Impacting Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following items impacted net earnings:
(1)	In the third quarter of fiscal 2008, the company recorded a pre-tax charge of $172 million ($100 million after tax or $0.26 per share) in earnings from continuing operations associated with the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure.

(2)	In the third quarter of fiscal 2008, the company recognized a pre-tax gain of $707 million ($467 million after tax or $1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business. The total after-tax gain on the sale was $462 million or $1.20 per share.

(3)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

(4)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $0.03 per share) in earnings from continuing operations from the reversal of legal reserves due to favorable results in litigation.

(5)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million or $0.06 per share.

(6)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $0.04 per share) in earnings from continuing operations associated with the sale of an idle manufacturing facility.

(7)	In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. The total after-tax gain recognized on the sale in 2007 in earnings from discontinued operations was $24 million ($0.06 per share). Of this amount, $1 million was recognized in the fourth quarter of fiscal 2007. Additionally, in the fourth quarter of fiscal 2007, a $7 million tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom.

     The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Third Quarter
(millions, except per share amounts)	Apr. 27, 2008	Apr. 29, 2007	% Change
Earnings before interest and taxes, as reported	$82	$269
Add: Restructuring charges (1)	172	—
Deduct: Reversal of legal reserves (4)	—	(20)

Adjusted Earnings before interest and taxes	$254	$249	2%

Interest, net, as reported	$37	$27
Add: Reduction in interest expense related to the settlement of the APA (5)	—	4

Adjusted Interest, net	$37	$31

Adjusted Earnings before taxes	$217	$218

Taxes on earnings, as reported	$(9)	$32
Add: Tax benefit from restructuring charges (1)	72	—
Deduct: Tax impact of reversal of legal reserves (4)	—	(7)
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (5)	—	(1)
Add: Tax benefit from the settlement of the APA (5)	—	22

Adjusted Taxes on earnings	$63	$46

Adjusted effective income tax rate	29.0%	21.1%

Earnings from continuing operations, as reported	$54	$210
Add: Net adjustment from restructuring charges (1)	100	—
Deduct: Net adjustment related to the reversal of legal reserves (4)	—	(13)
Deduct: Net benefit from the settlement of the APA (5)	—	(25)

Adjusted Earnings from continuing operations	$154	$172

Earnings from discontinued operations, as reported	$478	$7
Deduct: Gain on sale of the Godiva Chocolatier business (2)	(467)	—

Adjusted Earnings from discontinued operations	$11	$7

Adjusted Net earnings	$165	$179

Diluted earnings per share — continuing operations, as reported	$0.14	$0.53
Add: Net adjustment from restructuring charges (1)	0.26	—
Deduct: Net adjustment related to the reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from the settlement of the APA (5)	—	(0.06)

Adjusted Diluted earnings per share — continuing operations	$0.40	$0.44	(9)%

Diluted net earnings per share, as reported	$1.40	$0.55
Add: Net adjustment from restructuring charges (1)	0.26	—
Deduct: Gain on sale of the Godiva Chocolatier business (2)	(1.23)	—
Deduct: Net adjustment related to the reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from the settlement of the APA (5)	—	(0.06)

Adjusted Diluted net earnings per share*	$0.43	$0.45	(4)%

*	The sum of the individual per share amounts does not equal due to rounding.

	Year-to-Date
(millions, except per share amounts)	Apr. 27, 2008	Apr. 29, 2007	% Change
Earnings before interest and taxes, as reported	$910	$1,103
Add: Restructuring charges (1)	172	—
Deduct: Reversal of legal reserves (4)	—	(20)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(23)

Adjusted Earnings before interest and taxes	$1,082	$1,060	2%

Interest, net, as reported	$121	$106
Add: Reduction in interest expense related to the settlement of the APA (5)	—	4

Adjusted interest, net	$121	$110

Adjusted Earnings before taxes	$961	$950

Taxes on earnings, as reported	$207	$263
Add: Tax benefit from restructuring charges (1)	72	—
Add: Tax benefit from resolution of a state tax contingency (3)	13	—
Deduct: Tax impact of reversal of legal reserves (4)	—	(7)
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (5)	—	(1)
Add: Tax benefit from settlement of the APA (5)	—	22
Deduct: Tax impact of gain on sale of an idle manufacturing facility (6)	—	(9)

Adjusted Taxes on earnings	$292	$268

Adjusted effective income tax rate	30.4%	28.2%

Earnings from continuing operations, as reported	$582	$734
Add: Net adjustment from restructuring charges (1)	100	—
Deduct: Benefit from resolution of a state tax contingency (3)	(13)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(13)
Deduct: Net benefit from settlement of the APA (5)	—	(25)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(14)

Adjusted Earnings from continuing operations	$669	$682

Earnings from discontinued operations, as reported	$494	$59
Deduct: Gain on sale of the Godiva Chocolatier business (2)	(462)	—
Deduct: Gain on sale of UK/Ireland businesses (7)	—	(23)

Adjusted Earnings from discontinued operations	$32	$36

Adjusted Net earnings	$701	$718

Diluted earnings per share — continuing operations, as reported	$1.51	$1.84
Add: Net adjustment from restructuring charges (1)	0.26	—
Deduct: Benefit from resolution of state tax contingency (3)	(0.03)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from settlement of the APA (5)	—	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(0.04)

Adjusted Diluted earnings per share — continuing operations	$1.74	$1.71	2%

Diluted net earnings per share, as reported	$2.79	$1.99
Add: Net adjustment from restructuring charges (1)	0.26	—
Deduct: Gain on sale of the Godiva Chocolatier business (2)	(1.20)	—
Deduct: Benefit from resolution of a state tax contingency (3)	(0.03)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from settlement of the APA (5)	—	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(0.04)
Deduct: Gain on sale of UK/Ireland businesses (7)	—	(0.06)

Adjusted Diluted net earnings per share	$1.82	$1.80	1%

Year-to-Date
(millions, except per share amounts)	July 29, 2007
Earnings before interest and taxes, as reported	$1,243
Deduct: Reversal of legal reserves (4)	(20)
Deduct: Gain on sale of an idle manufacturing facility (6)	(23)

Adjusted Earnings before interest and taxes	$1,200

Interest, net, as reported	$144
Add: Reduction in interest expense related to the settlement of the APA (5)	4

Adjusted Interest, net	$148

Adjusted Earnings before taxes	$1,052

Taxes on earnings, as reported	$307
Deduct: Tax impact of reversal of legal reserves (4)	(7)
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (5)	(1)
Add: Tax benefit from settlement of the APA (5)	22
Deduct: Tax impact of gain on sale of an idle manufacturing facility (6)	(9)

Adjusted Taxes on earnings	$312

Adjusted effective income tax rate	29.7%

Earnings from continuing operations, as reported	$792
Deduct: Net adjustment related to reversal of legal reserves (4)	(13)
Deduct: Net benefit from settlement of the APA (5)	(25)
Deduct: Gain on sale of an idle manufacturing facility (6)	(14)

Adjusted Earnings from continuing operations	$740

Earnings from discontinued operations, as reported	$62
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	(31)

Adjusted Earnings from discontinued operations	$31

Adjusted Net earnings	$771

Diluted net earnings per share, as reported	$2.16
Deduct: Net adjustment related to reversal of legal reserves (4)	(0.03)
Deduct: Net benefit from settlement of the APA (5)	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (6)	(0.04)
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	(0.08)

Adjusted Diluted net earnings per share	$1.95

Reconciliation has been prepared reflecting the results of the Godiva Chocolatier business as discontinued operations.